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                    May 18, 2020

       Scott Longval
       Chief Financial Officer
       INTRICON CORP
       1260 Red Fox Road
       Arden Hills, MN 55112

                                                        Re: INTRICON CORP
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed March 16,
2020
                                                            File No. 001-05005

       Dear Mr. Longval:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing